Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement numbers 333-52460 and 333-44021 of Patina Oil & Gas Corporation on Form S-8 of our report dated June 16, 2004, appearing in this Annual Report on Form 11-K of Patina Oil & Gas Corporation Profit Sharing and Savings Plan and Trust for the year ended December 31, 2003.

DELOITTE & TOUCHE LLP

Denver, Colorado

June 23, 2004